Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	April 23, 2008
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES SHARE REPURCHASE TRANSACTION
Fairlawn, Ohio — April 23, 2008 — Central Federal Corporation (Nasdaq: CFBK) (“Company”) today reported that it had entered into a definitive stock repurchase agreement with First Manhattan Co. (“First Manhattan”) to repurchase 275,000 shares of the Company’s common stock at $4.70 per share. First Manhattan beneficially owns the stock on behalf of private investment partnerships and separately managed accounts over which it exercises discretionary authority. The repurchase represents 6.2% of the Company’s common stock outstanding. The Company will have 4,192,662 outstanding shares of common stock after the repurchase, which the Company expects to close today. The Company will use borrowed funds to purchase the stock. The repurchased shares will become treasury shares available for general corporate purposes.
Mark S. Allio, Chairman, President and Chief Executive Officer, commented, “The private purchase will be accretive to both book value and earnings per share and should benefit all shareholders.”
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.
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